SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
________________________ FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 _________________________________________________
Date of Report (Date of earliest event reported): October 17, 2000
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events.

CATERPILLAR REPORTS THIRD-QUARTER PROFIT PER SHARE OF 62 CENTS; OUTLOOK FOR THE FULL YEAR 2000 UNCHANGED

PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) today reported third-quarter sales and revenues of $4.78 billion, $64 million or 1 percent higher than third-quarter 1999. The increase was primarily due to higher physical volume. Financial Products revenues increased $34 million or 12 percent from third-quarter 1999.

Profit per share was 62 cents, up 2 percent, on profit of $216 million, which was $3 million or 1 percent lower than third-quarter 1999. The decrease was mainly due to unfavorable currency effects and higher selling, general and administrative (SG&A), and research and development (R&D) costs. The favorable impacts of a tax adjustment, improved price realization (excluding currency) and higher sales volume largely offset the unfavorable items.

"The third quarter was a challenging one, especially considering the continued strength of the dollar and softness in key markets," said Chairman and CEO Glen Barton. "In response to these conditions, we have redoubled efforts to reduce costs to ensure we deliver acceptable results for the full year. Further, our geographic and product diversity is a major strength, and we continue to benefit from the unprecedented demand for electric power and energy development applications."

HIGHLIGHTS

THIRD-QUARTER 2000 COMPARED WITH THIRD-QUARTER 1999

  Sales and revenues of $4.78 billion were $64 million or 1 percent higher. Revenues from Financial Products increased 12 percent.
  Sales inside the United States were 49 percent of worldwide sales compared with 47 percent a year ago.
  Profit of $216 million was $3 million or 1 percent below third-quarter 1999.
  Profit per share of 62 cents was up 2 percent.
  Two million shares were repurchased during the quarter (10.4 million during 2000) under the program announced in October 1998 to reduce the number of shares outstanding to 320 million. On September 30, 2000 there were 343.8 million shares outstanding.

OUTLOOK

We continue to expect full-year 2000 sales and revenues to be slightly higher than 1999 and profit to increase moderately. Based on our preliminary outlook, a slight increase in sales and revenues is expected in 2001. (Complete outlook begins on page 8.)

DETAILED ANALYSIS

THIRD-QUARTER 2000 COMPARED WITH THIRD-QUARTER 1999

Sales and revenues for the third-quarter 2000 were $4.78 billion, 1 percent higher than third-quarter 1999. A 2 percent increase in physical sales volume and a 12 percent increase in Financial Products revenues were mostly offset by the unfavorable impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars (primarily the euro). Profit of $216 million was $3 million or 1 percent lower than third-quarter 1999. The decrease was due primarily to higher SG&A and R&D costs. Other income was also unfavorable, mostly due to foreign exchange losses and discounts on the securitization of receivables. The favorable impact of price realization (excluding currency) and higher physical volume, combined with a favorable adjustment to the provision for income taxes mostly offset these unfavorable items. The negative impact of the U.S. dollar on sales was mostly offset by the U.S. dollar’s positive impact on costs.

MACHINERY AND ENGINES

Sales
(Millions of dollars)	Total	North America	EAME *	Latin America	Asia/Pacific
Third-Quarter 2000
Machinery	$2,776	$1,511	$753	$210	$302
Engines **	1,676	892	470	138	176
	$4,452	$2,403	$1,223	$348	$478

Third-Quarter 1999
Machinery	$2,661	$1,373	$737	$205	$346
Engines **	1,761	925	493	173	170
	$4,422	$2,298	$1,230	$378	$516

* Europe, Africa & Middle East and Commonwealth of Independent States
** Does not include internal engine transfers of $331 million in third-quarter 2000 and $281 million in third-quarter 1999. Internal engine transfers are valued at prices comparable to those for unrelated parties.

Machinery sales were $2.78 billion, an increase of $115 million or 4 percent from third-quarter 1999. Physical sales volume increased 6 percent from a year ago reflecting a significantly slower rate of dealer inventory reduction, which more than offset lower retail demand. Price realization declined, primarily due to the unfavorable impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars (primarily the euro).

Sales improved in North America, Latin America and EAME, which more than offset lower sales in Asia/Pacific. In North America, the positive impact of a slower rate of dealer inventory reduction more than offset weaker retail demand. In Latin America, sales increased due to higher retail demand. In EAME, sales were up because of increased dealer inventory during the quarter and improved retail demand, especially in Africa & Middle East, which more than offset the impact of the weak euro on translation of higher European sales into U.S. dollars. Sales in Asia/Pacific declined due to lower retail sales.

Engine sales were $1.68 billion, down $85 million or 5 percent from a year ago. Physical sales volume declined 5 percent.

The majority of the quarterly sales decline resulted from sharply lower industry sales of engines to North American truck manufacturers. Global demand for electric power products continued to grow strongly, particularly in North America, and sales to petroleum industries strengthened.

Operating Profit
(Millions of dollars)	Third-Quarter 2000	Third-Quarter 1999
Machinery	$143	$160
Engines	151	141
	$294	$301
Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit.

Machinery operating profit decreased $17 million, or 11 percent from third-quarter 1999. Unfavorable product mix and higher SG&A expenses were partially offset by margin (sales less cost of goods sold) improvement primarily due to the higher sales volume and improved price realization (excluding currency).

Engine operating profit increased $10 million, or 7 percent, from third-quarter 1999. The increase was primarily due to improved manufacturing efficiencies and better product mix related to increased demand for electric power. These positive factors were partially offset by lower sales volume of truck engines and higher SG&A and R&D costs.

Interest expense was unchanged from a year ago.

Other income/expense was expense of $32 million compared with income of $33 million last year. The adverse change was mostly due to unfavorable foreign exchange results and discounts taken on the sale of trade receivables.

FINANCIAL PRODUCTS

Revenues for the third quarter were $386 million, up $60 million or 18 percent compared with third-quarter 1999 (excluding revenue transactions with Machinery and Engines, revenues increased $34 million or 12 percent). The increase resulted primarily from continued growth in Cat Financial's portfolio.

Before tax profit increased $10 million or 16 percent from third-quarter 1999. The increase resulted primarily from an increased portfolio.

INCOME TAXES

Third-quarter tax expense reflects an estimated annual tax rate of 32 percent for both 2000 and 1999. Additionally, third-quarter 2000 income tax expense was favorably affected by the reversal of a valuation allowance of $39 million at Caterpillar Brasil Ltda.

UNCONSOLIDATED AFFILIATED COMPANIES

The company's share of unconsolidated affiliated companies' results was unchanged from third quarter a year ago.

SUPPLEMENTAL INFORMATION

Dealer Machine Sales to End Users

Sales (including both sales to end users and deliveries to dealer rental operations) in North America were lower than third-quarter 1999 as lower industry demand in both the United States and Canada more than offset a higher share of industry sales. For the region, sales into general construction, mining, forestry and industrial sectors declined. Sales into heavy construction were up compared to year earlier due to increases in highway construction. Sales were also higher into waste, agriculture and quarry & aggregates.

Sales increased in EAME. In Europe, sales were flat as gains in Spain and France were offset by declines in Germany, the United Kingdom and Italy. Sales were up in Africa & Middle East primarily due to increases in Turkey, which more than offset lower sales in Egypt and South Africa. For the EAME region, sales increased into heavy construction and industrial sectors. Sales into general construction, agriculture and waste declined. Sales into mining, quarry & aggregates and forestry remained near year-earlier levels.

In Latin America, sales were higher reflecting improved economic conditions. Sales increased in most countries including Brazil and Mexico, more than offsetting lower sales in Argentina. For the region, sales were higher in most sectors, especially heavy construction and mining.

In Asia/Pacific, sales were lower due to declines in India, Australia and Indonesia, which more than offset gains in China. For the region, sales were lower in all sectors, especially mining, heavy construction and forestry.

Dealer Inventories of New Machines

Worldwide dealer new machine inventories at the end of the third quarter were lower than a year ago. Declines in North America and Asia/Pacific more than offset increases in EAME and Latin America.

Inventories compared to current selling rates were lower than a year ago in North America, Latin America and Asia/Pacific and near year-earlier levels in EAME.

Engine Sales to End Users and OEMs

Sales were lower in North America due to sharp reductions in sales of on-highway truck engines. North American truck manufacturers cut production rates as their customers reacted to high fuel prices, driver shortages and declining values for used trucks. Caterpillar continued to extend its market leadership in the on-highway truck engine industry. Surging demand for distributed power solutions for telecommunication industries and internet service providers resulted in robust sales of electric power products.

Sales in EAME improved due primarily to higher demand from the petroleum sector. In Latin America, sales were lower primarily due to declines in sales of truck engines. In Asia/Pacific, sales were higher primarily due to increases in the petroleum sector.

CONDENSED CASH FLOW

Net free cash flow (profit after tax adjusted for depreciation, changes in working capital, capital expenditures, and dividends) for Machinery and Engines was $681 million for 2000, an increase of $112 million from 1999. This increase was primarily due to higher profit after tax and lower capital expenditures, partially offset by a smaller decrease in working capital.

For the Nine Months Ended (Millions of dollars)	Consolidated		Machinery & Engines *		Financial Products
	Sept. 30, 2000	Sept. 30, 1999	Sept. 30, 2000	Sept. 30, 1999	Sept. 30, 2000	Sept. 30, 1999

Profit after tax	$789	$707	$789	$707	$124	$125
Depreciation and amortization	769	702	591	559	178	143
Change in working capital - excluding cash, debt and dividends payable	(449)	(565)	17	56	(375)	(586)
Capital expenditures excluding equipment leased to others	(396)	(438)	(386)	(435)	(10)	(3)
Expenditures for equipment leased to others, net of disposals	(311)	(150)	15	12	(326)	(162)
Dividends paid	(345)	(330)	(345)	(330)	(29)	(36)

Net Free Cash Flow	57	(74)	681	569	(438)	(519)

Other significant cash flow items:
Treasury shares purchased	(397)	(218)	(397)	(218)	-	-
Net (increase) decrease in long-term finance receivables	(396)	(388)	-	-	(396)	(388)
Net increase (decrease) in debt	858	1,143	(106)	235	959	910
Investments and acquisitions - (net of cash acquired)	(86)	(282)	(77)	(258)	(9)	(24)
Other	(186)	(258)	(222)	(410)	(145)	26

Change in cash and short-term investments	$(150)	$(77)	$(121)	$(82)	$(29)	$5

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.

Note: Due to the acquisition of the remaining interests in companies previously accounted for on an equity basis, and the subsequent consolidation of these companies, certain amounts have been removed from "Change in working capital – excluding cash, debt and dividends payable" (2000 and 1999) and "Capital expenditures excluding equipment leased to others" (1999) and included in "Investments and acquisitions" or "Other".

EMPLOYMENT

At the end of third-quarter 2000, Caterpillar's worldwide employment was 67,510 compared with 67,302 one year ago. Employment outside the United States grew by approximately 1,390 as we expanded operations to meet increased demand.

OUTLOOK

Summary

Company sales and revenues are forecast to increase slightly in 2000 as higher sales in EAME and Asia/Pacific more than offset lower sales in North America. Machine sales are expected to be about flat as a decline in North America is offset by an increase in the rest of the world. Engine sales are forecast to be up in North America, EAME and Asia/Pacific, primarily reflecting strong demand in electric power and petroleum markets. Engine sales in Latin America are expected to be about flat. In total, company sales and revenues are expected to increase slightly in 2000 due to higher engine sales and increased financial revenues. Profit is forecast to increase moderately.

North America

In North America, engine sales are forecast to be up slightly in 2000, mainly due to robust demand in electric power and petroleum markets. Truck engine sales will decline in 2000 despite further gains in Cat’s leadership position in the market. Although compact and agriculture machine sales are forecast to be up, total machine sales are forecast to decline slightly due to lower U.S. private construction activity and lower deliveries to dealer rental fleets. Retail industry demand for construction equipment (excluding compact machines) is expected to decline by 10 to 12 percent in 2000. Highway construction contracts finally started to accelerate in the summer, which should lead to higher sales of highway construction equipment. Company machine sales in North America are still forecast to benefit from less dealer inventory reduction, but this will not be enough to offset lower industry demand in the United States. In total, company sales in North America for this year are projected to be down slightly, as higher engine sales are more than offset by lower machine sales.

EAME

In Western Europe, GDP growth is expected to accelerate from 2.3 percent in 1999 to 3.2 percent this year, leading to higher machine and engine sales. In Africa & Middle East, better economic growth combined with higher oil and gas prices is also generating gains in machine and engine sales. Sales in Russia and elsewhere in the Commonwealth of Independent States (CIS), while beginning to improve, remain at relatively low levels. For the region as a whole, company sales are expected to be up in 2000, despite the weak euro’s unfavorable impact on the translation of European sales into dollars.

Asia/Pacific

The economic recovery in developing Asia, which commenced in 1999, has continued in 2000 with GDP growth expected to be 6.5 percent this year. China, in particular, is expected to have GDP growth accelerate from 6.5 percent in 1999 to 7.5 percent in 2000. Machine sales in developing Asia are expected to be down slightly, as higher sales to users are more than offset by a reduction in dealer inventories. Engine sales in developing Asia are forecast to be up, mainly due to gains in petroleum and electric power. In Australia, good economic growth should lead to higher machine sales volume, but lower engine sales and a weak Australian dollar are likely to result in lower overall U.S. dollar sales for Australia. Growth in Japan is expected to be weak and machine sales are expected to be flat. For the region as a whole, company sales are expected to be up.

Latin America

The region has experienced a strong recovery and GDP growth is expected to accelerate from flat in 1999 to a 4 percent increase in 2000. Combined with higher base metals and oil prices, this improved growth should lead to higher machine and reciprocating engine sales. Sales of turbine engines, however, are likely to be lower. Company sales for the region as a whole are expected to be flat.

Preliminary 2001 Outlook

In North America, engine sales are expected to be about flat, as higher sales to petroleum and electric power markets are forecast to offset a projected further decline in truck engines. In the United States, industry demand for machines is expected to decline as economic growth slows from 5 percent in 2000 to 3.5 percent in 2001. In Canada, however, industry demand for machines is expected to increase due to continued strong demand in heavy construction, oil sands and petroleum. Machine sales for North America as a whole are forecast to decline slightly. Overall, sales of machines and engines in North America are expected to be flat to down slightly in 2001.

In EAME, sales of machines and engines are expected to be up. In Europe, sales should benefit from continued economic growth, although recent interest rate increases and higher oil prices could undermine business confidence. Sales in Africa & Middle East should benefit from favorable commodity prices, particularly oil. In CIS, sales also should increase as the Russian recovery continues and the oil exporting nations of the region experience stronger economic growth.

In Asia/Pacific, good economic growth is expected to continue in developing Asia. For the Asia/Pacific region as a whole, sales of machines and engines are expected to be up in 2001. However, continued political instability in Indonesia remains a concern.

In Latin America, continued economic growth combined with higher oil and other commodity prices is forecast to lead to higher machine and engine sales.

In summary, company sales and revenues are forecast to increase slightly in 2001 due to higher sales in EAME, Asia/Pacific and Latin America. Sales in North America are forecast to be flat to down slightly.

CATERPILLAR INC.
CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
FOR THE THREE MONTHS ENDED
(Millions of dollars except per share data)

	Consolidated		Machinery & Engines *		Financial Products
	Sept. 30, 2000	Sept. 30, 1999	Sept. 30, 2000	Sept. 30, 1999	Sept. 30, 2000	Sept. 30, 1999
Sales and revenues:
Sales of Machinery & Engines	$4,452	$4,422	$4,452	$4,422	$ -	$ -
Revenues of Financial Products	327	293	-	-	386	326
Total sales and revenues	4,779	4,715	4,452	4,422	386	326

Operating costs:
Cost of goods sold	3,471	3,470	3,471	3,470	-	-
Selling, general, and administrative expenses	650	616	526	500	134	124
Research and development expenses	161	151	161	151	-	-
Interest expense of Financial Products	186	142	-	-	202	149
Total operating costs	4,468	4,379	4,158	4,121	336	273

Operating Profit	311	336	294	301	50	53

Interest expense excluding Financial Products	71	71	71	71	-	-
Other income (expense)	25	62	(32)	33	24	11

Consolidated profit before taxes	265	327	191	263	74	64

Provision for income taxes	45	104	19	81	26	23
Profit of consolidated companies	220	223	172	182	48	41

Equity in profit of unconsolidated affiliates	(4)	(4)	(5)	(4)	1	-
Equity in profit of Financial Products subsidiaries	-	-	49	41	-	-

Profit	$216	$219	$216	$219	$49	$41

EPS of common stock Stock	$0.63	$0.62
EPS of common stock - assuming dilution	$0.62	$0.61

Weighted average shares Outstanding (thousands)
Basic	344,506	355,042
Assuming dilution	346,298	359,876

Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.

CATERPILLAR INC.
CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
FOR THE NINE MONTHS ENDED
(Millions of dollars except per share data)

	Consolidated		Machinery & Engines *		Financial Products

	Sept. 30, 2000	Sept. 30, 1999	Sept. 30, 2000	Sept. 30, 1999	Sept. 30, 2000	Sept. 30, 1999
Sales and revenues:
Sales of Machinery & Engines	$14,133	$13,841	$14,133	$13,841	$ -	$ -
Revenues of Financial Products	928	842	-	-	1,075	944
Total sales and revenues	15,061	14,683	14,133	13,841	1,075	944

Operating costs:
Cost of goods sold	10,869	10,791	10,869	10,791	-	-
Selling, general, and administrative expenses	1,934	1,901	1,563	1,567	399	356
Research and development expenses	473	458	473	458	-	-
Interest expense of Financial Products	509	407	-	-	546	425
Total operating costs	13,785	13,557	12,905	12,816	945	781

Operating Profit	1,276	1,126	1,228	1,025	130	163

Interest expense excluding Financial Products	216	203	216	203	-	-
Other income (expense)	65	127	(74)	31	57	34

Consolidated profit before taxes	1,125	1,050	938	853	187	197

Provision for income taxes	319	336	254	264	65	72
Profit of consolidated companies	806	714	684	589	122	125

Equity in profit of unconsolidated affiliates	(17)	(7)	(19)	(7)	2	-
Equity in profit of Financial Products subsidiaries	-	-	124	125	-	-

Profit	$789	$707	$789	$707	$124	$125

EPS of common stock Stock	$2.27	$1.99
EPS of common stock - assuming dilution	$2.25	$1.97

Weighted average shares Outstanding (thousands)
Basic	347,829	355,772
Assuming dilution	350,071	359,897

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.

CATERPILLAR INC.
CONDENSED FINANCIAL POSITION
(Millions of dollars)

	Consolidated (Caterpillar Inc. and Subsidiaries)

Assets	Sept. 30, 2000	Dec. 31, 1999	Sept. 30, 1999
Current assets:
Cash and short-term investments	$398	$548	$283
Receivables – trade and other	2,471	3,233	3,399
Receivables – finance	5,620	4,206	4,289
Deferred income taxes	436	405	563
Prepaid expenses	871	748	724
Inventories	2,644	2,594	2,719
Total current assets	12,440	11,734	11,977

Property, plant, and equipment – net	5,273	5,201	4,936
Long-term receivables – trade and other	71	95	97
Long-term receivables – finance	5,984	5,588	5,446
Investments in unconsolidated affiliated companies	518	553	518
Deferred income taxes	908	954	925
Intangible assets	1,488	1,543	1,563
Other assets	1,158	967	997
Total Assets	$27,840	$26,635	$26,459

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery & Engines	$168	$51	$60
-- Financial Products	442	719	151
Accounts payable	2,263	2,003	2,102
Accrued expenses	1,105	1,048	1,094
Accrued wages, salaries, and employee benefits	1,124	1,115	1,089
Dividends payable	-	115	-
Deferred and current income taxes payable	99	23	67
Long-term debt due within one year:
-- Machinery & Engines	204	167	152
-- Financial Products	2,702	2,937	2,885
Total current liabilities	8,107	8,178	7,600

Long-term debt due after one year:
-- Machinery & Engines	2,839	3,099	3,125
-- Financial Products	8,305	6,829	7,222
Liability for post-employment benefits	2,537	2,536	2,620
Deferred income taxes and other liabilities	507	528	494
Total Liabilities	22,295	21,170	21,061
Stockholders’ Equity
Common stock	1,049	1,045	1,044
Profit employed in the business	7,175	6,617	6,608
Accumulated other comprehensive income	(16)	78	(19)
Treasury stock	(2,663)	(2,275)	(2,235)
Total Stockholders’ Equity	5,545	5,465	5,398
Total Liabilities and Stockholders’ Equity	$27,840	$26,635	$26,459

Certain amounts for prior periods have been reclassified to conform with current financial statement presentation.

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION
REFORM ACT OF 1995

Certain statements contained in our Third Quarter 2000 Financial Release are forward looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the Company and the markets it serves.

World Economic Factors

Our current outlook calls for good economic growth to continue in North America, Asia Pacific, Europe, Africa & Middle East and Latin America. If, for any reason, these projected growth rates falter, sales would likely be lower than anticipated in the affected region. In general, renewed currency speculation, significant declines in the stock markets, further oil or energy price increases, political disruptions or much higher interest rates could result in weaker than anticipated economic growth and sales. Economic recovery could also be delayed or weakened by growing budget or current account deficits or inappropriate government policies.

In particular, our outlook assumes that the Japanese government remains committed to stimulating their economic economy with appropriate monetary and fiscal policies and that the Brazilian government follows through with promised fiscal and structural reforms. A reversal by either government could result in economic uncertainty and a weaker economy. Our outlook also assumes that currency and stock markets remain relatively stable, and that world oil prices move down, on average, from relatively elevated levels in the fourth quarter of 2000. If currency markets experienced a significant increase in volatility, and/or stock markets were to decline significantly, uncertainty would increase and interest rates could move higher, both of which would probably result in slower economic growth and lower sales.

The Russian economy has improved, but political and economic uncertainty remains high and an unexpected deterioration could impact worldwide stock or currency markets, which in turn could weaken Company sales.

Commodity Prices

The outlook for our sales also depends on commodity prices. Consistent with our outlook for continued good economic growth worldwide in 2001, industrial metals prices are expected to be higher in 2001, on average, from levels achieved in 2000. Conversely, oil prices are expected to decline from an average of about $30 to $32 a barrel in 2000 to an average of $25 to $30 a barrel in 2001. Agricultural prices are likely to be weak. Based on this forecast, equipment sales into sectors that are sensitive to industrial metals prices and crude oil are expected to be up in 2001. Industry sales of agricultural equipment are expected to be down in 2001.

Weaker than anticipated world economic growth could lead to sharp declines in commodity prices and lower than expected sales.

Monetary and Fiscal Policies

For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. For example, if the Federal Reserve raises interest rates significantly, the U.S. economy could slow abruptly leading to an unanticipated decline in sales. The United States, in particular, is vulnerable to higher interest rates as it completes the tenth year of expansion - which is the longest in U.S. history. Our outlook assumes the Federal Reserve will keep the federal funds rate constant at 6.5% from the fourth quarter of 2000 through the fourth quarter of 2001. If the Federal Reserve raises rates, then industry demand could be lower than expected, potentially resulting in lower company sales.

In general, high interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand. The current outlook is for slightly slower U.S. growth in 2001, but not a recession. If, for whatever reason, the U.S. were to enter a recession, then demand for Company products could fall in the U.S. and Canada and would also be lower throughout the rest of the world.

Political Factors

Political factors in the U.S. and abroad have a major impact on global companies. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company’s ability to expand its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. There are also a number of presidential elections scheduled to take place in the fourth quarter of 2000 and in 2001 that could affect economic policy, particularly in Latin America.

Currency Fluctuations

Currency fluctuations are also an unknown for global companies. The Company has facilities in major sales areas throughout the world and significant costs and revenues in most major currencies. This diversification greatly reduces the overall impact of currency movements on results. However, if the U.S. dollar strengthens against foreign currencies, the conversion of net non-U.S. dollar proceeds to U.S. dollars would somewhat adversely impact the Company’s results. Further, since the Company’s largest manufacturing presence is in the U.S., a sustained overvalued dollar could have an unfavorable impact on our global competitiveness.

Dealer Practices

A majority of the Company’s sales are made through its independent dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company’s control (primarily because these practices depend upon the dealer’s assessment of anticipated sales and the appropriate level of inventory) and may have a significant positive or negative impact on our results. In particular, the outlook assumes that inventory to sales ratios will be somewhat lower at the end of 2001 than at the end of 2000. If dealers reduce inventory levels more than anticipated, company sales will be adversely impacted.

Other Factors

The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the Company’s results. Our products are an integral component of these activities and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted. In 1999, the six-year Federal highway bill did not boost U.S. sales as much as anticipated due to delays in getting major capital projects for highways underway. In 2000, there was a material increase in the volume of highway construction contracts, which had a positive impact on sales of certain types of equipment. If funding for highway construction in 2001 is delayed, or is concentrated on bridge repair, sales could be negatively impacted.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales.

The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company’s share of industry sales. A reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors’ new machine or dealer owned rental fleets.

The environment also remains very competitive from a pricing standpoint. Additional price discounting would result in lower than anticipated price realization.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company’s actual results to differ from those currently anticipated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CATERPILLAR INC.

By: /s/ R. Rennie Atterbury III

Vice President

Date: October 17, 2000